Exhibit 99.1

CTC MEDIA

FINANCIAL RESULTS FOR

 THE FOURTH QUARTER AND FULL YEAR ENDED DECEMBER 31, 2011

Moscow, Russia — February 28, 2012 — CTC Media, Inc. (“CTC Media” or the “Company”) (NASDAQ: CTCM), Russia’s leading independent media company, today announced its unaudited consolidated financial results for the fourth quarter and full year ended December 31, 2011.

	Three Months		Three Months
	Ended December 31, 2010		Ended December 31, 2011	Change
(US$ 000’s except per share data)	as reported	comparable- basis, non- GAAP(1)	as reported	as reported	comparable- basis, non- GAAP

Total operating revenues	$222,321	$251,013	$236,758	6%	-6%
Total operating expenses before non-recurring items(2)	(121,545)	(150,238)	(148,725)	22%	-1%
Total operating expenses	(121,545)	(150,238)	(238,264)	96%	59%
Adjusted OIBDA(3), (4)	104,358	104,358	92,757	-11%	-11%
Adjusted OIBDA margin(3),(4)	46.9%	41.6%	39.2%
OIBDA(3)	104,358	104,358	3,218	-97%	-97%
OIBDA margin(3)	46.9%	41.6%	1.4%
Adjusted net income attributable to CTC Media, Inc. stockholders(4)	75,329	75,329	61,434	-18%	-18%
Adjusted diluted earnings per share(4)	$0.48	$0.48	$0.39	-19%	-19%
Net income attributable to CTC Media, Inc. stockholders	75,329	75,329	(24,535)	-133%	-133%
Diluted earnings per share	$0.48	$0.48	$(0.16)	-133%	-133%

(1)   Comparable-basis, non-GAAP financial data for the three months and the full year ended December 31, 2010 are provided in order to facilitate period-to-period comparisons of the Company’s results following the implementation of the Company’s current model of advertising sales. Please see the accompanying financial tables at the end of this release for a reconciliation of these non-GAAP financial measures to the most comparable US GAAP financial measures.

(2)   Total operating expenses (before non-recurring items) is a non-GAAP financial measure that excludes a $16.8 million non-recurring charge arising primarily from the impairment of the DTV trade name in the third quarter of 2011 as well as a $71.7 million non-recurring charge arising from the impairment of Peretz Group and a $17.9 million non-recurring charge related to the impairment of several regional broadcasting licenses in the fourth quarter of 2011. Please see the accompanying financial tables at the end of this release for a reconciliation of total operating expenses (before non-recurring items) to GAAP total operating expenses.

(3)   OIBDA is defined as operating income before depreciation and amortization (excluding amortization of programming rights and sublicensing rights). OIBDA margin is defined as OIBDA divided by total operating revenues. Both OIBDA and OIBDA margin are non-GAAP financial measures. Please see the accompanying financial tables at the end of this release for a reconciliation of OIBDA to operating income and OIBDA margin to operating income margin.

(4)   All adjusted numbers are non-GAAP financial measures reported before the non-recurring items described above. Please see the accompanying financial tables at the end of this release for a reconciliation of adjusted OIBDA to OIBDA, adjusted net income to GAAP reported net income and adjusted diluted earnings per share to GAAP reported earnings per share.

	Twelve Months		Twelve Months
	Ended December 31, 2010		Ended December 31, 2011	Change
(US$ 000’s except per share data)	as reported	comparable- basis, non- GAAP	as reported	as reported	comparable- basis, non- GAAP

Total operating revenues	$601,285	$680,418	$766,360	27%	13%
Total operating expenses (before non-recurring items)	(394,167)	(473,300)	(537,293)	36%	14%
Total operating expenses	(394,167)	(473,300)	(643,675)	63%	36%
Adjusted OIBDA	220,854	220,854	246,715	12%	12%
Adjusted OIBDA margin	36.7%	32.5%	32.2%
OIBDA	220,854	220,854	140,334	-36%	-36%
OIBDA margin	36.7%	32.5%	18.3%
Adjusted net income attributable to CTC Media, Inc. stockholders	145,731	145,731	152,561	5%	5%
Adjusted diluted earnings per share	$0.93	$0.93	$0.97	4%	4%
Net income attributable to CTC Media, Inc. stockholders	145,731	145,731	53,118	-64%	-64%
Diluted earnings per share	$0.93	$0.93	$0.34	-63%	-63%

FINANCIAL HIGHLIGHTS

•                  Total operating revenues up 13% year-on-year in US dollar terms and 9% year-on-year in ruble terms for the full year on a comparable basis, to $766.4 million

•                  Russian advertising revenues up 17% year-on-year in US dollar terms and up 13% in ruble terms for the full year on a comparable basis

•                  Adjusted OIBDA up 12% year-on-year in US dollar terms to $246.7 million, with a comparable-basis adjusted OIBDA margin of 32.2%

•                  Adjusted net income up 5% year-on-year to $152.6 million for the full year (2011: $145.7 million)

•                  Payment of the third quarter and the fourth quarter cash dividends in the aggregate amount of $70 million in Q4, with total dividends  in 2011 amounting to $130 million

•                  Net cash position(1) of $112.6 million at the end of the period

•                  The Board of Directors currently intends to pay aggregate cash dividends of $80 million in 2012 and has declared a cash dividend of $0.13 per share (or approximately $21 million in the aggregate) to be paid on or about March 30 to shareholders of record as of March 15, 2012, with further dividends anticipated in the remaining quarters of 2012

OPERATING HIGHLIGHTS

•                  Combined Russian national inventory almost fully sold-out for Q4 and for the full year

•                  DTV Network relaunched under the “Peretz” brand name and logo in October, with significant changes made to its programming grid and positioning

•                  Year-on-year increases in technical penetration of CTC, Domashny and Peretz networks to 94.7% (2010: 93.7%), 84.9% (2010: 81.6%), and 80.1% (2010: 72.5%), respectively

(1)  Net cash position is defined as cash, cash equivalents and short-term investments less interest bearing liabilities.

•                  Establishment of new unified content production company Story First Production in July to merge Costafilm and Soho Media platforms

•                  Acquisition of 14 regional television stations in 12 Russian cities, primarily to expand footprint of Domashny and Peretz networks

•                  Launch of new digital broadcasting complex in Moscow in July

•                  CTC-International channel launched in the Baltics and on Cablevision’s iO TV in North America in October

•                  Channel 31 in Kazakhstan recorded an all-time high average audience share in 2011

•                  CTC Media’s content now available on iPhone, iPad, Android platform devices, LG Smart TV, D-link’s Boxee digital media player, VimpelCom’s IPTV platform Beeline TV, and Facebook and Vkontakte social networks

•                  Launch of Domashniy.ru women’s portal in October

Boris Podolsky, Acting Chief Executive Officer and Chief Financial Officer, commented: “Advertising budget volumes exceeded pre-crisis levels for the first time in 2011. Our advertising prices increased more than the market due to the attractive profile of the target audiences that our channels deliver. The growth of the TV advertising market did slow down during the second half of the year, which partly reflected the high comps in 2010, while our revenue growth levels were impacted by lower year-on-year audience shares for our flagship CTC channel. The year-on-year growth in our operating costs reflected the investments that we have made in programming, regional stations, and our new media projects, and our absolute profitability was also impacted by a number of non-cash impairment charges.

“The DTV channel has been rebranded and repositioned as Peretz and the network’s ratings have shown early signs of improvement among the revised target audience. Our CIS businesses performed well with Channel 31 in Kazakhstan achieving a record target audience share in 2011, and CTC/TV DIXI becoming the third most watched channel in Moldova. We have also extended the coverage of our CTC-International pay-TV channel into a number of new territories. Our new media projects are progressing according to plan and we are increasingly monetizing this incremental reach. In addition to making our content available on multiple platforms and devices, Videomore has already become the second most visited licensed video portal in Russia with 6 million unique monthly viewers, and we also launched a dedicated Domashny-branded internet portal for women during the Fall.

“We have made a solid start to 2012, with all of our Russian channels increasing their target audience shares compared to the average Q4 levels. Locally produced prime time shows such as ‘Doctor Zaytseva’s Diary’ and ‘The 80s’ have performed very well, especially in the commercially attractive 14-44 demographic, and reflect our focus on high quality and tailor-made content. We will launch new seasons of hit show ‘Boarding School’ and a reworked version of ‘Daddy’s Daughters’ during 2012, as well as a wide range of new formats including original content produced by our Story First in-house production unit.

“Our Russian channels are now approximately 80% sold out for 2012 at higher average prices than last year. We are investing to drive up our ratings and expand our operations, so we do expect our costs to grow faster on a like for like basis than our revenues during the year. At the same time, we expect capital expenditure to remain stable year-on-year. As a result of the investments that we are making, we intend to pay out quarterly dividends in an aggregate of $80 million during 2012, the first installment of which will be paid at the end of March. This reflects our philosophy to return surplus free cash flow to shareholders.”

Changes in the Advertising Sales Structure in 2011 and Related Changes in Accounting Treatment

Prior to 2011, advertising on CTC Media’s television channels in Russia was not generally placed directly by advertisers. Video International, one of the largest sales houses in Russia, placed this advertising on an exclusive basis under agency agreements. Advertising placed through Video International historically accounted for substantially all of CTC Media’s advertising revenues. Under this structure, the Company recognized the commissions paid to Video International as a reduction of revenue as opposed to a cost incurred (i.e., the Company reported revenues on a net basis).

Effective from January 1, 2011, the Company terminated its agency agreements with Video International, and implemented a new structure for the sale of advertising on its channels. The Company’s own sales house now serves as the exclusive advertising sales agent for all of its networks in Russia. The Company has also implemented a new model of cooperation with Video International based on the licensing of specialized advertising software by Video International to CTC Media’s internal sales house, together with the provision by Video International of related software maintenance, analytical support and consulting services. CTC Media’s internal sales house is primarily responsible for all of its national and regional advertising sales, with the exception of advertising sales to local clients of its regional stations, which continue to be placed through Video International.

With effect from January 1, 2011 and following the change in the sales structure, CTC Media reports its Russian advertising revenues, excluding regional advertising revenues from local clients, based on the amounts received by CTC Media from advertisers on a gross basis. Compensation payable to Video International for the use of advertising software, related maintenance, analytical support and consulting services is included in selling, general and administrative expenses. Revenues from regional advertising sales to local clients continue to be recorded net of agency commissions payable under the agency agreements with Video International.

This press release presents selected comparable-basis non-GAAP financial measures for the fourth quarter and the full year 2010. CTC Media is presenting this comparable-basis historical financial information in order to assist analysts and investors by facilitating period-to-period comparisons of the Company’s results following the implementation of the Company’s current model of advertising sales. The reconciliation of comparable-basis non-GAAP financial measures to US GAAP financial measures is provided at the end of this press release.

Unaudited comparable-basis, non-GAAP summary financial information for the full year of 2009, the full year of 2010 and each quarter of 2010 is available from the Company’s website at:

http://www.ctcmedia.ru/investors/Financial_Results/comparable_financials.

Operating Review

Share of Viewing

	Average Audience Shares (%)
	Q4 2010	FY 2010	Q3 2011	Q4 2011	FY 2011

CTC Network (all 6-54)	11.6	11.9	9.9	10.6	10.7
CTC Network (all 14-44)	12.6	12.6	10.2	11.2	11.3
Domashny Network (females 25-59)	2.9	3.2	3.3	3.3	3.2
Domashny Network (females 25-60)	2.8	3.1	3.3	3.3	3.1
Peretz Network (all 25-59) (before October 2011 — DTV Network)	2.3	2.1	1.9	2.0	2.0
Peretz Network (all 25-54) (before October 2011 — DTV Network)	2.3	2.1	2.0	2.0	2.0
Channel 31 (all 6-54)	11.8	11.4	17.7	15.7	15.9

The CTC Network maintained its place as the fourth most-watched broadcaster in Russia in 2011, while its average target audience share was down year-on-year, reflecting intensified competition and audience fragmentation as well as underperformance of certain programming in 2011. All larger national free-to-air TV channels in Russia were negatively impacted by increased non-free-to-air and local TV channel viewership, which was up year-on-year for the full year 2011 from 13.8% to 16.2% among 6 to 54 year-olds.

The Domashny Network’s target audience share was broadly stable year-on-year in 2011 at 3.1%. The Peretz Network’s target audience share was also stable year-on-year in 2011 at 2.0%. In October 2011, the channel started broadcasting under its new “Peretz” brand and logo, and it is now positioned as the first ironic and edgy TV channel for the adult audience in Russia. The channel is focused on meaningful entertainment that provides an alternative view on life. A new programming grid and communications platform were introduced, which center around a more edgy theme and on-air presence. Based on early indications, we are optimistic that the repositioning will have a positive impact on Peretz ratings.

As previously announced, starting from January 1, 2012, the target audiences of the Domashny and Peretz Networks have been slightly adjusted as part of a standardization of advertising inventory that is taking place in the Russian television industry. Thus, Domashny’s target audience has been modified from “females 25-60” to “females 25-59”; Peretz’s target audience has been modified from “all 25-54” to “all 25-59”.

Channel 31’s average target audience share grew substantially in 2011 and was up year-on-year to 15.9%, strengthening its position as the second most-watched broadcaster in Kazakhstan. The year-on-year increase was primarily due to the strong performance of Kazakh-language entertainment shows produced by the channel itself, the success of Turkish prime time series and a stronger movie line-up.

The 2011 audience share of CTC/TV DIXI channel in Moldova averaged 5.9% in its all 6-54 target demographic (urban), up from its 2010 average of 2.8%. In 2011, the channel became the third most-watched broadcaster in Moldova, up from the eighth most-watched in 2010.

Revenues

	Three Months		Three Months
	Ended December 31, 2010		Ended December 31, 2011	Change
(US$ 000’s)	as reported	comparable- basis, non- GAAP	as reported	as reported	comparable- basis, non- GAAP

Operating revenues:
Advertising revenue	$202,703	$231,396	$229,969	13%	-1%
Sublicensing and own production revenue	19,225	19,225	6,309	-67%	-67%
Other revenue	393	393	480	22%	22%
Total operating revenues	$222,321	$251,014	$236,758	6%	-6%

	Twelve Months Ended December 31, 2010		Twelve Months Ended December 31, 2011	Change
(US$ 000’s)	as reported	comparable-basis, non-GAAP	as reported	as reported	comparable-basis, non- GAAP
Operating revenues:
Advertising revenue	$562,102	$641,235	$747,451	33%	17%
Sublicensing and own production revenue	37,931	37,931	15,836	-58%	-58%
Other revenue	1,252	1,252	3,073	145%	145%
Total operating revenues	$601,285	$680,419	$766,360	27%	13%

Total operating revenues were down 6% year-on-year in the fourth quarter and up 13% for the full year in US dollar terms, each on a comparable basis. In ruble terms, total operating revenues were down 4% year-on-year in the fourth quarter and up 9% for the full year, each on a comparable basis. The year-on-year growth for the full year primarily reflected the growth of the Russian television advertising market and growth in the Company’s other markets, resulting in higher pricing levels. This was partially offset by lower year-on-year target audience shares for the CTC channel. The year-on-year decline in total operating revenues in the fourth quarter primarily reflected the lower audience shares of the CTC and Peretz networks, the slowdown in advertiser demand in the second half of 2011 and a substantial decrease in sublicensing and own production revenue.

Russian advertising sales accounted for approximately 95% of total operating revenues during both the fourth quarter and full year of 2011, with sales down 1% and up 12% year-on-year in ruble terms on a comparable basis for the quarter and the full year, respectively. Russian national advertising inventory was almost fully sold-out in the fourth quarter and for the full year.

The Company’s sublicensing and own-production revenue was down 58% for the full year in US dollar terms, primarily due to lower sales of content to broadcasters in Ukraine. As previously indicated, the sublicensing and own-production revenue comparables were exceptionally high in 2010 and could not have been repeated in 2011.

Other revenue was up 145% year-on-year in US dollar terms in 2011, primarily reflecting sustained revenue growth from CTC-International.

For the full year 2011, the Company generated revenues of approximately $1.5 million from its new media projects, most of which related to the advertising sales on the Videomore.ru. In 2011, the new media revenues were allocated to the CTC, Domashny and DTV networks advertising and sublicensing revenues.

	Three Months		Three Months
	Ended December 31, 2010		Ended December 31, 2011	Change
(US$ 000’s)	as reported	comparable-basis, non-GAAP	as reported	as reported	comparable-basis, non- GAAP

Operating revenues by segment(1):
CTC Network	$144,111	$163,054	$144,339	—	-11%
Domashny Network	22,210	25,206	25,610	15%	2%
Peretz Network	18,128	20,292	18,273	1%	-10%
CTC Television Station Group	27,674	31,518	34,146	23%	8%
Domashny Television Station Group	3,994	4,563	5,541	39%	21%
Peretz Television Station Group	1,275	1,452	2,211	73%	52%
CIS Group	4,758	4,758	5,865	23%	23%
Production Group	60	60	203	238%	238%
CTC-International	111	111	570	414%	414%
Total operating revenues	$222,321	$251,014	$236,758	6%	-6%

(1)

Segment revenues are shown from external customers only, net of intercompany revenues of $20.3 million in the fourth quarter of 2010 and $18.7 million in the fourth quarter of 2011 that primarily related to revenues from the Production Group that have been eliminated in consolidation

	Twelve Months		Twelve Months
	Ended December 31, 2010		Ended December 31, 2011	Change
(US$ 000’s)	as reported	comparable-basis, non-GAAP	as reported	as reported	comparable-basis, non- GAAP

Operating revenues by segment(1):
CTC Network	$388,284	$441,021	$475,405	22%	8%
Domashny Network	65,917	74,863	90,548	37%	21%
Peretz Network	47,134	52,919	59,883	27%	13%
CTC Television Station Group	71,711	81,398	98,599	37%	21%
Domashny Television Station Group	10,561	12,032	15,668	48%	30%
Peretz Television Station Group	3,809	4,316	6,591	73%	53%
CIS Group	12,570	12,570	17,843	42%	42%
Production Group	841	841	378	-55%	-55%
CTC-International	458	458	1,445	216%	216%
Total operating revenues	$601,285	$680,418	$766,360	27%	13%

(1)

Segment revenues are shown from external customers only, net of intercompany revenues of $51.0 million for the full year 2010 and $6.8 million for the full year 2011, primarily related to revenues from the Production Group that have been eliminated in consolidation.

The higher level of year-on-year growth in fourth quarter revenues for the Company’s television station groups compared with revenue growth for the networks is primarily due to a higher rate of growth in the Russian regional TV advertising market than in the national TV advertising market.

The CIS Group, which accounted for 2% of revenues in the fourth quarter and for the full year, reported 23% and 42% year-on-year increases in sales in US dollar terms for the fourth quarter and full year, respectively. This primarily reflected higher target audience shares and advertising prices for Channel 31 in Kazakhstan.

Expenses

On a comparable basis, total operating expenses before non-recurring items were down 1% year-on-year in the fourth quarter and up 14% for the full year in US dollar terms. In ruble terms, this represented a 9% and 13% increase, respectively. This primarily reflected the year-on-year increases in programming amortization costs, direct operating expenses and selling, general and administrative expenses, though these increases were partially offset by the year-on-year decrease in stock-based compensation expenses.

	Three Months		Three Months
	Ended December		Ended December
	31, 2010		31, 2011	Change
		comparable-			comparable-
		basis, non-		to as	basis, non-
(US$ 000’s)	as reported	GAAP	as reported	reported	GAAP

Operating expenses:
Direct operating expenses	$10,082	$10,082	$11,151	11%	11%
Selling, general & administrative expenses	20,928	49,620	48,501	132%	-2%
Stock-based compensation expenses	9,001	9,001	2,726	-70%	-70%
Amortization of programming rights	74,728	74,728	80,048	7%	7%
Amortization of sublicensing rights and own production cost	3,224	3,224	1,575	-51%	-51%
Depreciation & amortization	3,582	3,582	4,723	32%	32%
Total operating expenses before non-recurring items	$121,545	$150,238	$148,725	22%	-1%
Impairment loss	—	—	89,539
Total operating expenses	$121,545	$150,238	$238,264	96%	59%

	Twelve Months		Twelve Months
	Ended December		Ended December
	31, 2010		31, 2011	Change
		comparable-			comparable-
		basis, non-		to as	basis, non-
(US$ 000’s)	as reported	GAAP	as reported	reported	GAAP

Operating expenses:
Direct operating expenses	$37,547	$37,547	$43,684	16%	16%
Selling, general & administrative expenses	69,849	148,982	165,176	136%	11%
Stock-based compensation expenses	34,005	34,005	18,318	-46%	-46%
Amortization of programming rights	231,917	231,917	289,095	25%	25%
Amortization of sublicensing rights and own production cost	7,113	7,113	3,371	-53%	-53%
Depreciation & amortization	13,736	13,736	17,649	28%	28%
Total operating expenses before non-recurring items	$394,167	$473,300	$537,293	36%	14%
Impairment loss	—	—	106,382
Total operating expenses	$394,167	$473,300	$643,675	63%	36%

Direct operating expenses increased by 16% year-on-year in US dollar terms and by 13% in ruble terms for the full year, largely as a result of increased transmission fees and broadcasting expenses relating to newly acquired regional stations.

On a comparable basis, selling, general and administrative expenses were up 11% year-on-year in US dollar terms and up 17% year-on-year in ruble terms for the full year. The increase was primarily due to higher advertising and promotion expenses, increased salaries and benefits, and higher rent and utility expenses associated with the move to a new principal office location in Moscow. Compensation payable to Video International, which has been included in selling, general and administrative expenses from January 1, 2011, amounted to $23.7 million in the fourth quarter of 2011 and $80.4 million for the full year 2011, compared to agency commission fees of $28.7 million paid to Video International in respect of national and regional advertising revenues from Moscow-based clients in the fourth quarter of 2010 and $79.1 million for the full year 2010.

Stock-based compensation expenses totaled $18.3 million for the full year (2010: $34.0 million). The decrease in stock-based compensation expenses was principally due to the reversal of a portion of these expenses that related to some performance-based options and stock appreciation rights that are not expected to vest, and the fact that some options granted in 2007 and 2008 became fully vested.

Programming expenses were up 25% year-on-year in US dollar terms and up 21% in ruble terms for the full year, primarily reflecting a more expensive content mix and higher programming impairment charges. These additional charges on programming rights amounted to $43.3 million (2010: $33.8 million), which include the CTC Network’s charges of $32.0 million (2010: $25.2 million) and reflect the relative underperformance of certain programming, changes made to programming grids and scheduled library reviews. After developing the programming grids for 2012, the Company wrote off some programming that underperformed and will therefore not be aired in 2012 or during the remaining license period. Programming impairment charges for the Peretz Network related to the changes in the programming grid in 2011, mainly as the result of the channel’s repositioning.

Expenses relating to the amortization of programming rights for the CTC channel increased by 19% year-on-year in US dollar terms and by 15% in ruble terms for the full year. Amortization of programming rights for the Domashny channel increased by 43% year-on-year in US dollar terms and by 38% in ruble terms for the full year. Amortization of programming rights for the Peretz channel increased by 18% year-on-year in US dollar terms and by 15% in ruble terms for the full year.

Sublicensing and own production costs were down 53% year-on-year both in US dollar terms and in ruble terms for the full year, and reflected the corresponding year-on-year decrease in revenues.

Depreciation and amortization expenses were up 28% year-on-year in US dollar terms and up 24% year-on-year in ruble terms for the full year. The increase was primarily due to the launch of the new digital broadcasting complex in Moscow in July 2011.

As a result of its latest asset impairment test in the fourth quarter, the Company recorded non-cash impairment charges totaling $89.6 million ($71.7 million related to the goodwill of the Peretz Network and $17.9 million related to several regional broadcasting licenses). The impairments reflect a more conservative outlook due to the prevailing economic uncertainty and Eurozone financial crisis. In addition, in the third quarter of 2011, the Company recorded non-cash impairment charges totaling $16.8 million, which primarily related to an impairment of the carrying value of the DTV trade name as a result of the Company’s decision to reposition and rebrand that network to “Peretz”, as well as certain regional licenses.

CTC Media therefore reported consolidated adjusted OIBDA of $92.8 million in the fourth quarter (Q4 2010: $104.4 million) and $246.7 million for the full year (2010: $220.9 million). The adjusted OIBDA margin was 39.2% for the quarter (Q4 2010 comparable-basis OIBDA margin: 41.6%) and 32.2% for the full year (2010 comparable-basis OIBDA margin: 32.5%).

Net interest income was $3.1 million in the fourth quarter of 2011 (Q4 2010: $2.7 million) and $6.7 million for the full year (2010: $4.8 million). The Company reported a foreign currency gain of $2.3 million in the fourth quarter of 2011 (Q4 2010: $0.8 million) and $2.0 million for the full year (2010: $1.8 million) due to the impact of ruble appreciation on the Company’s dollar-denominated liabilities during the first half of 2011, partially offset by the impact of ruble depreciation in the second half of 2011 and by a loss on a foreign currency forward contract entered into in October 2011 to hedge a portion of the Company’s US dollar denominated liabilities. On October 27, 2011, the Company purchased $38.0 million under this forward contract. As of December 31, 2011, there were no outstanding amounts under this contract.

Adjusted pre-tax income therefore decreased by 11% year-on-year in US dollar terms to $93.8 million in the fourth quarter (Q4 2010: $105.2 million) and increased by 12% year-on-year in US dollar terms to $243.3 million for the full year of 2011 (2010: $217.1 million).

CTC Media’s adjusted effective tax rate was up year-on-year to 30% in the fourth quarter (Q4 2010: 26%) and up to 34% for the full year (2010: 30%) primarily due to an increase in deferred tax liabilities on unremitted earnings of the CTC Media’s Russian subsidiaries that the Company does not plan to reinvest.

Adjusted net income attributable to CTC Media, Inc. stockholders therefore amounted to $61.4 million in the fourth quarter (Q4 2010: $75.3 million), and increased by 5% year-on-year in US dollar terms to $152.6 million for the full year (2010: $145.7 million). The Company reported adjusted fully diluted earnings per share of $0.39 in the fourth quarter (Q4 2010: $0.48) and $0.97 for the full year (2010: $0.93).

Cash Flow

The Company’s net cash flow from operating activities totaled $115.8 million for the full year 2011 (2010: $185.6 million) and reflected the net effect of increased advertising sales and higher cash expenditure, including acquisition of programming and sublicensing rights.

Net cash used in investing activities totaled $54.6 million for the full year (2010: $130.5 million) and included $19.8 million of capital expenditures (mainly purchases of equipment and software for the Company’s new digital broadcasting center in Moscow), $6.4 million paid in earn-outs relating to the acquisition of Costafilm, $18.6 million paid in relation to the acquisition of regional television stations, and $9.8 million of investments in Russian bank deposits.

Cash used in financing activities amounted to $115.0 million for the full year of 2011 (2010: $79.8 million) and primarily reflected the payment of $128.9 million in cash dividends to the Company’s stockholders and $6.1 million in dividends to minority shareholders of the Company’s subsidiaries, partially offset by $17.6 million in proceeds from a bank overdraft and $5.4 million in proceeds received from the exercise of stock options by the Company’s employees.

The Company’s cash and cash equivalents and short-term investments amounted to $129.6 million at December 31, 2011, compared to $177.0 million at December 31, 2010 and to $132.1 million at the end of the third quarter of 2011.

Dividends

The CTC Media Board of Directors has declared a cash dividend of $0.13 per share (or approximately $21 million in the aggregate) to be paid on or about March 30, 2012 to shareholders of record as of March 15, 2012, with further dividends anticipated in the remaining quarters of 2012. The Board of Directors currently intends to pay aggregate cash dividends of $80 million in 2012. While it is the Board’s current intention to declare and pay further dividends in the remaining quarters of 2012, there can be no assurance that such additional dividends will be declared and paid. The lower anticipated payments for 2012 than in 2011 reflect the increased investments that the Company is making and plans to make in programming and in the overall development of the business during 2012. All dividend payments are subject to the discretion of the Board, which will consider factors such as CTC Media’s earnings, financial position and capital allocation requirements as a growth company before formally approving each quarterly dividend.

Conference Call

The Company will host a conference call to discuss its 2011 fourth quarter and full year financial results today, Tuesday, February 28th, 2012, at 8:00 a.m. ET (5:00 p.m. Moscow time, 1:00 p.m. London time). To access the conference call, please dial:

+1 631 510 7498

+44 (0) 1452 555 566

Pass code: 47039389

A live webcast of the conference call will also be available via the investor relations section of the Company’s corporate web site - www.ctcmedia.ru/investors. The webcast will also be archived on the Company’s web site for two weeks.

About CTC Media, Inc.

CTC Media is a leading independent media company in Russia, with operations throughout Russia and elsewhere in the CIS. It operates three free-to-air television networks in Russia — CTC, Domashny and DTV (has been operating under the ‘Peretz’ brand and logo since October 2011) — as well as Channel 31 in Kazakhstan and a TV company in Moldova, with a combined potential audience of over 150 million people. The international pay-TV version of the CTC channel is available in North America, Europe, North Africa, the Middle East and Central Asia. CTC Media also has its own TV content production capabilities through its Story First Production subsidiary. The Company’s common stock is traded on the NASDAQ Global Select Market under the symbol “CTCM”. For more information about CTC Media, please visit www.ctcmedia.ru.

***

For further information, please visit www.ctcmedia.ru or contact:

CTC Media, Inc.

Investor Relations
Ekaterina Ostrova

Tel: +7 495 783 3650

or Irina Klimova
Tel: +7 495 981 0740
ir@ctcmedia.ru

Media Relations
Victoria Bakaeva

Tel: +7 495 785 6347, ext 1210

or Anna Zvereva

Tel: +7 495 785 6347, ext 1212

pr@ctcmedia.ru

Use of Non-GAAP Financial Measures

To supplement its consolidated financial statements, which are prepared and presented in accordance with US GAAP, the Company uses the following non-GAAP financial measures: OIBDA (on a consolidated and segment basis) and OIBDA margin, as well as certain adjusted figures described below. The Company also uses the following unaudited non-GAAP financial information for the historical periods covered on a basis comparable to the reporting in 2011:  total operating revenues (on a consolidated and segment basis), advertising revenue, selling, general and administrative expenses, and total operating expenses (on a consolidated and segment basis). The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, financial information prepared and presented in accordance with GAAP. For more information on these non-GAAP financial measures, please see the accompanying financial tables included at the end of this release.

The Company uses these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. The Company believes that these non-GAAP financial measures provide meaningful supplemental information regarding its performance and liquidity by excluding certain expenses that may not be indicative of its recurring core business operating results. These metrics are used by management to further its understanding of the Company’s operating performance in the ordinary, ongoing and customary course of operations. The Company also believes that these metrics provide investors and equity analysts with a useful basis for analyzing operating performance against historical data and the results of comparable companies.

OIBDA and OIBDA margin. OIBDA is defined as operating income before depreciation and amortization (exclusive of amortization of programming rights and sublicensing rights). OIBDA margin is defined as OIBDA divided by total operating revenues. The most directly comparable GAAP measures to OIBDA and OIBDA margin are operating income and operating income margin, respectively. Unlike operating income, OIBDA excludes depreciation and amortization, other than amortization of programming rights and sublicensing rights. The purchase of programming rights is the Company’s most significant expenditure that enables it to generate revenues, and OIBDA includes the impact of the amortization of these rights. Expenditures for capital items such as property, plant and equipment have a materially less significant impact on the Company’s ability to generate revenues. For this reason, the Company excludes the related depreciation expense for these items from OIBDA. Moreover, a significant portion of the Company’s intangible assets were acquired in business acquisitions. The amortization of intangible assets is therefore also excluded from OIBDA.

Adjusted financial measures. As described above, CTC Media recognized $16.8 million in intangible asset impairment charges related primarily to the DTV trade name in the third quarter of 2011 and $89.6 million in intangible asset impairment charges related to several regional broadcasting licenses and goodwill of Peretz Group in the fourth quarter of 2011. CTC Media uses adjusted OIBDA (on a consolidated and segment basis), adjusted total operating expenses (before non-recurring items), adjusted operating income, adjusted net income before tax and noncontrolling interest, adjusted income tax expense, adjusted effective tax rate, adjusted net income and adjusted diluted earnings per share, each of which has been adjusted to exclude the non-recurring charges described above, so as to permit management to assess and compare the operational performance of the business for the fourth quarters of 2010 and 2011, and the full year 2010 and 2011, and to facilitate comparisons for future reporting periods.

Comparable-basis non-GAAP financial measures. Management uses comparable-basis historical information internally to compare financial results and believes that its presentation provides analysts and investors with additional useful information to understand the Company’s performance on a comparable period-to-period basis following the implementation of the Company’s current model of advertising sales starting from 2011.

However, this information is not presented in accordance with US GAAP or Article 11 of Regulation S-X, relating to pro forma financial statements.

Caution Concerning Forward Looking Statements

Certain statements in this press release that are not based on historical information are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements include, among others, statements regarding developments in the volume and pricing of television advertising in the Company’s target markets; the Company’s anticipated advertising sellout in 2012; the further development of the Peretz and Domashny channels; the Company’s anticipated operating expenses and capital expenditures in 2012; the Company’s expected rate of its full year 2012 OIBDA margin; and the Company’s expected increase of its total operating revenues in ruble terms in 2012. These statements reflect the Company’s current expectations concerning future results and events. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of CTC Media to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.

The potential risks and uncertainties that could cause actual future results to differ from those expressed by forward-looking statements include, among others, changes in the size of the Russian television advertising market; the continued successful operation of the Company’s own internal sales house structure; competitive pressures; depreciation of the value of the Russian ruble compared to the US dollar; the Company’s ability to deliver audience share, particularly in primetime, to its advertisers; free-to-air television remaining a significant advertising forum in Russia; and restrictions on foreign involvement in the Russian television business. These and other risks are described in the “Risk Factors” section of CTC Media’s quarterly report on Form 10-Q filed with the SEC on November 8, 2011 and its annual report on Form 10-K to be filed with the SEC on or about the date hereof.

Other unknown or unpredictable factors could have material adverse effects on CTC Media’s future results, performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed herein may not occur. You are cautioned not to place undue reliance on these forward-looking statements. CTC Media does not undertake any obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise.

CTC MEDIA, INC, AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)

(in thousands of US dollars, except share and per share data)

	Three months ended		Year ended
	December 31,		December 31,
	2010	2011	2010	2011
REVENUES:
Advertising	$202,703	$229,969	$562,102	$747,451
Sublicensing and own production revenue	19,225	6,309	37,931	15,836
Other revenue	393	480	1,252	3,073
Total operating revenues	222,321	236,758	601,285	766,360
EXPENSES:
Direct operating expenses (exclusive of amortization of programming rights, sublicensing rights and own production cost, shown below; exclusive of depreciation and amortization of $2,992 and $2,846 for the three months and $11,502 and $13,201 for the twelve months ended December 31, 2010 and 2011, respectively; and exclusive of stock-based compensation of $2,358 and $1000 for the three months and $10,586 and $6,242 for the twelve months ended December 31, 2010 and 2011, respectively)	(10,082)	(11,151)	(37,547)	(43,684)
Selling, general and administrative (exclusive of depreciation and amortization of $590 and $1,878 for the three months and $2,234 and $4,448 for the twelve months ended December 31, 2010 and 2011, respectively; and exclusive of stock- based compensation of $6,643 and $1,726 for the three months and $23,419 and $12,076 for the twelve months ended December 31, 2010 and 2011, respectively)	(20,928)	(48,501)	(69,849)	(165,176)
Stock-based compensation expense	(9,001)	(2,726)	(34,005)	(18,318)
Amortization of programming rights	(74,728)	(80,048)	(231,917)	(289,095)
Amortization of sublicensing rights and own production cost	(3,224)	(1,575)	(7,113)	(3,371)
Depreciation and amortization (exclusive of amortization of programming rights, sublicensing rights and own production cost)	(3,582)	(4,724)	(13,736)	(17,649)
Impairment loss	—	(89,539)	—	(106,382)
Total operating expenses	(121,545)	(238,264)	(394,167)	(643,675)
OPERATING INCOME	100,777	(1,506)	207,118	122,685
FOREIGN CURRENCY (LOSSES) GAINS	765	2,341	1,820	2,034
INTEREST INCOME	2,743	3,276	6,018	7,222
INTEREST EXPENSE	(18)	(181)	(1,169)	(542)
OTHER NON-OPERATING INCOME, net	746	22	2,789	4,667
EQUITY IN INCOME OF INVESTEE COMPANIES	218	339	490	853
Income before income tax	105,229	4,291	217,066	136,919
INCOME TAX EXPENSE	(27,199)	(25,034)	(66,034)	(76,403)
CONSOLIDATED NET INCOME	$78,030	(20,743)	$151,032	$60,516
LESS: INCOME ATTRIBUTABLE TO NONCONTROLLING INTEREST	$(2,701)	(3,792)	$(5,301)	$(7,398)
NET INCOME ATTRIBUTABLE TO CTC MEDIA, INC. STOCKHOLDERS	$75,329	(24,535)	$145,731	$53,118
Net income per share attributable to CTC Media, Inc. stockholders—basic	$0.48	$(0.16)	$0.94	$0.34
Net income per share attributable to CTC Media, Inc. stockholders—diluted	$0.48	$(0.16)	$0.93	$0.34
Weighted average common shares outstanding—basic	156,655,296	157,192,671	155,576,658	157,224,782
Weighted average common shares outstanding—diluted	157,772,024	157,772,024	156,092,038	158,011,659
Dividends declared per share	$0.32	$0.22	$0.51	$0.82

CTC MEDIA, INC, AND SUBSIDIARIES

UNAUDITED CONSOLIDATED BALANCE SHEETS

(in thousands of US dollars, except share and per share data)

	December 31,	December 31,
	2010	2011
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$59,565	$12,331
Short-term investments	117,457	117,233
Trade accounts receivable, net of allowance for doubtful accounts (December 31, 2010-$780; December 31, 2011-$977) (including accounts receivable from related parties: 2010-$34, 2011-$89)	35,516	21,831
Taxes reclaimable	16,151	20,311
Prepayments (including prepayments to related parties: 2010-$nil; 2011-$nil)	37,766	57,091
Programming rights, net	95,026	106,947
Deferred tax assets	23,228	20,086
Other current assets	911	1,351
TOTAL CURRENT ASSETS	385,620	357,181
PROPERTY AND EQUIPMENT, net	44,149	46,299
INTANGIBLE ASSETS, net :
Broadcasting licenses	163,783	159,369
Cable network connections	29,474	28,148
Trade names	16,956	5,213
Network affiliation agreements	4,479	2,120
Other intangible assets	3,309	3,197
Net intangible assets	218,001	198,047
GOODWILL (Notes 9 and 10)	244,824	164,375
PROGRAMMING RIGHTS, net	75,633	92,134
INVESTMENTS IN AND ADVANCES TO INVESTEES	5,455	5,041
PREPAYMENTS	4,703	3,012
DEFERRED TAX ASSETS	18,127	26,015
OTHER NON-CURRENT ASSETS	1,211	997
TOTAL ASSETS	$997,723	893,101
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Bank overdraft	—	16,941
Accounts payable (including accounts payable to related parties: 2010-$594; 2011-$nil)	73,665	69,891
Accrued liabilities	33,603	21,326
Taxes payable	37,643	31,905
Short-term loans and interest accrued	—	67
Deferred revenue	12,393	7,367
Deferred tax liabilities	9,457	12,613
TOTAL CURRENT LIABILITIES	166,761	160,110
DEFERRED TAX LIABILITIES	36,321	35,783
COMMITMENTS AND CONTINGENCIES	—	—
STOCKHOLDERS’ EQUITY:
Common stock; $0.01 par value; shares authorized 175,772,173; shares issued and outstanding 2010-156,955,746; 2011-157,320,070)	1,569	1,573
Additional paid-in capital	457,521	481,969
Retained earnings	397,997	322,184
Accumulated other comprehensive loss	(64,063)	(111,754)
Non-controlling interest	1,617	3,236
TOTAL STOCKHOLDERS’ EQUITY	794,641	697,208
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$997,723	893,101

CTC MEDIA, INC, AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands of US dollars)

	Year ended December 31,
	2010	2011
CASH FLOWS FROM OPERATING ACTIVITIES:
Consolidated net income	$151,032	$60,516
Adjustments to reconcile net income to net cash provided by operating activities:
Deferred tax (benefit) expense	1,449	(6,866)
Depreciation and amortization	13,736	17,649
Amortization of programming rights	231,917	289,095
Amortization of sublicensing rights and own production cost	7,113	3,371
Stock-based compensation expense	34,005	18,318
Equity in income of unconsolidated investees	(490)	(853)
Foreign currency (gains) losses	(1,820)	(2,034)
Impairment loss	—	106,382
Changes in provision for tax contingencies	(2,752)	(3,381)
Changes in operating assets and liabilities:
Trade accounts receivable	(11,816)	15,498
Prepayments	(3,123)	(6,852)
Other assets	(6,672)	(4,161)
Accounts payable and accrued liabilities	6,457	(616)
Deferred revenue	7,239	(5,073)
Other liabilities	10,042	(6,824)
Dividends received from equity investees	509	841
Settlement of SARs and exercises of equity-based incentive awards	(786)	(598)
Acquisition of programming and sublicensing rights	(250,488)	(358,621)
Net cash provided by operating activities	185,552	115,791
CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisitions of property and equipment and intangible assets	(29,912)	(19,780)
Acquisitions of businesses, net of cash acquired	(23,762)	(25,033)
Proceeds from sale of businesses, net of cash disposed	2,026	—
Investments in deposits	(78,877)	(9,830)
Net cash used in investing activities	(130,525)	(54,643)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options	42,812	5,352
Proceeds from loans	—	17,553
Repayments of loans	(35,775)	—
Acquisition of non-controlling interest	(1,508)	(2,927)
Dividends paid to stockholders	(80,444)	(128,930)
Dividends paid to noncontrolling interest	(4,905)	(6,072)
Net cash provided by (used in) financing activities	(79,820)	(115,024)
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	(83)	6,642
Net increase (decrease) in cash and cash equivalents	(24,876)	(47,234)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	84,441	59,565
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$59,565	$12,331
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid	$236	$81
Income tax paid	$64,950	$89,042

CTC MEDIA, INC. AND SUBSIDIARIES

UNAUDITED SEGMENT FINANCIAL INFORMATION

(in thousands of US dollars)

	Three months ended December 31, 2010
	Operating revenue from external customers	Intersegment revenue	Operating income/ (loss)	Depreciation and amortization	Amortization of programming rights	Amortization of sublicensing rights and own production cost	Impairment loss	OIBDA	OIBDA adjusted for impairment loss
CTC Network	$144,111	$258	$70,564	$(383)	$(58,922)	$(3,223)	—	$70,947	$70,947
Domashny Network	22,210	51	9,346	(219)	(8,436)	—	—	9,565	9,565
Peretz Network	18,128	(38)	7,628	(675)	(6,622)	—	—	8,303	8,303
CTC Television Station Group	27,674	446	21,641	(553)	(74)	—	—	22,194	22,194
Domashny Television Station Group	3,994	611	2,189	(415)	—	—	—	2,604	2,604
Peretz Television Station Group	1,275	4	(1,276)	(1,077)	—	—	—	(199)	(199)
CIS Group	4,758	—	1,778	(157)	(2,409)	—	—	1,935	1,935
Production Group	60	18,419	288	(19)	—	(17,324)	—	307	307
Corporate Office	—	499	(11,984)	(80)	—	—	—	(11,904)	(11,904)

Business segment results	$222,210	$20,250	$100,174	$(3,578)	$(76,463)	$(20,547)	—	$103,752	$103,752
Eliminations and other	111	(20,250)	602	(4)	1,735	17,323	—	606	606
Consolidated results	$222,321	—	$100,776	$(3,582)	$(74,728)	$(3,224)	—	$104,358	$104,358

	Three months ended December 31, 2011
	Operating revenue from external customers	Intersegment revenue	Operating income/ (loss)	Depreciation and amortization	Amortization of programming rights	Amortization of sublicensing rights and own production cost	Impairment loss	OIBDA	OIBDA adjusted for impairment loss

CTC Network	$144,339	$177	$58,695	(1,077)	$(54,523)	$(1,192)	—	$59,772	$59,772
Domashny Network	25,610	5	4,679	(470)	(13,186)	—	—	5,149	5,149
Peretz Network	18,273	—	(76,097)	(679)	(9,390)	—	(71,688)	(75,418)	(3,730)
CTC Television Station Group	34,146	604	21,610	(532)	(344)	—	(3,745)	22,142	25,887
Domashny Television Station Group	5,541	957	(2,008)	(610)	(4)	—	(4,985)	(1,398)	3,587
Peretz Television Station Group	2,211	445	(5,017)	(1,160)	(3)	—	(9,121)	(3,857)	5,264
CIS Group	5,865	—	2,711	(132)	(3,089)	—	—	2,843	2,843
Production Group	203	7,062	(164)	(8)	(48)	(6,584)	—	(156)	(156)
Corporate Office	—	—	(5,790)	(51)	—	—	—	(5,739)	(5,739)

Business segment results	$236,188	$9,250	$(1,381)	$(4,719)	$(80,587)	$(7,776)	$(89,539)	$3,338	$92,877
Eliminations and other	570	(9,250)	(125)	(5)	539	6,201	—	(120)	(120)
Consolidated results	$236,758	—	$(1,506)	$(4,724)	$(80,048)	$(1,575)	$(89,539)	$3,218	$92,757

(Continued on the next page)

CTC MEDIA, INC. AND SUBSIDIARIES

UNAUDITED SEGMENT FINANCIAL INFORMATION (Continued)

(in thousands of US dollars)

	Twelve months ended December 31, 2010
	Operating revenue from external customers	Intersegment revenue	Operating income/ (loss)	Depreciation and amortization	Amortization of programming rights	Amortization of sublicensing rights and own production cost	Impairment loss	OIBDA	OIBDA adjusted for impairment loss
CTC Network	$388,284	$1,375	$179,730	(1,268)	$(171,498)	$(6,985)	—	$180,998	$180,998
Domashny Network	65,917	51	17,749	(869)	(32,660)	—	—	18,618	18,618
Peretz Network	47,134	12	4,880	(2,712)	(27,642)	(203)	—	7,592	7,592
CTC Television Station Group	71,711	1,669	51,038	(2,225)	(301)	—	—	53,263	53,263
Domashny Television Station Group	10,561	2,245	3,473	(1,513)	—	—	—	4,986	4,986
Peretz Television Station Group	3,809	22	(5,765)	(4,086)	—	—	—	(1,679)	(1,679)
CIS Group	12,570	20	(60)	(602)	(7,394)	—	—	542	542
Production Group	841	45,607	1,045	(138)	—	(41,250)	—	1,183	1,183
Corporate Office	—	1,957	(47,369)	(308)	—	—	—	(47,061)	(47,061)

Business segment results	$600,827	$52,958	$204,721	$(13,721)	$(239,495)	$(48,438)	—	$218,442	$218,442
Eliminations and other	458	(52,958)	2,397	(15)	7,578	41,325	—	2,412	2,412
CTC Network	$601,285	—	$207,118	$(13,736)	$(231,917)	$(7,113)	—	$220,854	$220,854

	Twelve months ended December 31, 2011
	Operating revenue from external customers	Intersegment revenue	Operating income/ (loss)	Depreciation and amortization	Amortization of programming rights	Amortization of sublicensing rights and own production cost	Impairment loss	OIBDA	OIBDA adjusted for impairment loss
CTC Network	$475,405	$567	$168,950	$(3,387)	$(203,773)	$(3,043)	—	$172,337	$172,337
Domashny Network	90,548	12	14,995	(1,422)	(46,689)	—	—	16,417	16,417
Peretz Network	59,883	—	(84,817)	(2,918)	(32,682)	—	(82,824)	(81,899)	925
CTC Television Station Group	98,599	2,122	60,692	(2,157)	(344)	—	(7,278)	62,849	70,127
Domashny Television Station Group	15,668	3,575	1,164	(1,997)	(4)	—	(5,398)	3,161	8,559
Peretz Television Station Group	6,591	1,499	(11,272)	(4,825)	(3)	—	(10,882)	(6,447)	4,435
CIS Group	17,843	—	3,021	(573)	(9,841)	—	—	3,594	3,594
Production Group	378	25,966	(1,013)	(55)	(48)	(24,068)	—	(958)	(958)
Corporate Office	—	976	(31,433)	(294)	—	—	—	(31,139)	(31,139)

Business segment results	$764,915	$34,717	$120,287	$(17,628)	$(293,384)	$(27,111)	$(106,382)	$137,915	$244,297
Eliminations and other	1,445	(34,717)	2,398	(21)	4,289	23,740	—	2,419	2,419
Consolidated results	$766,360	—	$122,685	$(17,649)	$(289,095)	$(3,371)	$(106,382)	$140,334	$246,716

CTC MEDIA, INC. AND SUBSIDIARIES

RECONCILIATION OF CONSOLIDATED OIBDA TO

CONSOLIDATED OPERATING INCOME

	Three months ended December 31,		Twelve months ended December 31,
	2010	2011	2010	2011

	(in thousands of US dollars)

OIBDA	$104,358	$3,218	$220,854	$140,334

Depreciation and amortization (exclusive of amortization of programming rights and sublicensing rights)	(3,582)	(4,724)	(13,736)	(17,649)

Operating income	$100,776	$(1,506)	$207,118	$122,685

CTC MEDIA, INC. AND SUBSIDIARIES

RECONCILIATION OF CONSOLIDATED OIBDA MARGIN TO

CONSOLIDATED OPERATING INCOME MARGIN

	Three months ended December 31,		Twelve months ended December 31,
	2010	2011	2010	2011

OIBDA margin	46.9%	1.4%	36.7%	18.3%

Depreciation and amortization (exclusive of amortization of programming rights and sublicensing rights) as a percentage of total operating revenues	(1.6)%	(2.0)%	(2.3)%	(2.3)%

Operating income margin	45.3%	(0.6)%	34.4%	16.0%

CTC MEDIA, INC. AND SUBSIDIARIES

RECONCILIATION OF CONSOLIDATED ADJUSTED OIBDA AND OTHER ADJUSTED FINANCIAL MEASURES TO

CONSOLIDATED OIBDA AND OTHER CORRESPONDING CONSOLIDATED GAAP FINANCIAL MEASURES, RESPECTIVELY

(US$ 000’s except per share data)	OIBDA	Total operating expenses	Operating income	Income before income tax and noncontrolling interest	Income tax expense	Net income	Fully diluted earnings per share

Three Months Ended December 31, 2011

Adjusted non-US GAAP results	$92,757	$(148,725)	$88,033	$93,830	$(28,604)	$61,434	$0.39

Impact of impairment loss	(89,539)	(89,539)	(89,539)	(89,539)	3,570	(85,969)	(0.55)

Results as reported (under US GAAP, except for OIBDA which is a non-GAAP financial measure)	$3,218	$(238,264)	$(1,506)	$4,291	$(25,034)	$(24,535)	$(0.16)

Twelve Months Ended December 31, 2011

Adjusted non-US GAAP results	$246,716	$(537,293)	$229,067	$243,301	$(83,342)	$152,561	$0.97

Impact of impairment loss	(106,382)	(106,382)	(106,382)	(106,382)	6,939	(99,443)	(0.63)

Results as reported (under US GAAP, except for OIBDA which is a non-US GAAP financial measure)	$140,334	$(643,675)	$122,685	$136,919	$(76,403)	$53,118	$0.34

CTC MEDIA, INC. AND SUBSIDIARIES

RECONCILIATION OF SEGMENT OIBDA TO SEGMENT OPERATING INCOME

Three months ended December 31, 2010

(US$ 000’s)	OIBDA	Depreciation and amortization (exclusive of amortization of programming rights and sublicensing rights)	Operating income/(loss)

CTC Network	$70,947	(383)	$70,564
Domashny Network	9,565	(219)	9,346
Peretz Network	8,303	(675)	7,628
CTC Television Station Group	22,194	(553)	21,641
Domashny Television Station Group	2,604	(415)	2,189
Peretz Television Station Group	(199)	(1,077)	(1,276)
CIS Group	1,935	(157)	1,778
Production Group	307	(19)	288
Corporate Office	(11,904)	(80)	(11,984)

Business segment results	$103,752	$(3,578)	$100,174
Eliminations and other	606	(4)	602
Consolidated results	$104,358	$(3,582)	$100,776

Three months ended December 31, 2011

(US$ 000’s)	OIBDA	Depreciation and amortization (exclusive of amortization of programming rights and sublicensing rights)	Operating income

CTC Network	$59,772	$(1,077)	$58,695
Domashny Network	5,149	(470)	4,679
Peretz Network	(75,418)	(679)	(76,097)
CTC Television Station Group	22,142	(532)	21,610
Domashny Television Station Group	(1,398)	(610)	(2,008)
Peretz Television Station Group	(3,857)	(1,160)	(5,017)
CIS Group	2,843	(132)	2,711
Production Group	(156)	(8)	(164)
Corporate Office	(5,739)	(51)	(5,790)

Business segment results	$3,338	$(4,719)	$(1,381)
Eliminations and other	(120)	(5)	(125)
Consolidated results	$3,218	$(4,724)	$(1,506)

(Continued on the next page)

CTC MEDIA, INC. AND SUBSIDIARIES

RECONCILIATION OF SEGMENT OIBDA TO SEGMENT OPERATING INCOME (Continued)

Twelve months ended December 31, 2010

(US$ 000’s)	OIBDA	Depreciation and amortization (exclusive of amortization of programming rights and sublicensing rights)	Operating income/(loss)

CTC Network	$180,998	$(1,268)	$179,730
Domashny Network	18,618	(869)	17,749
Peretz Network	7,592	(2,712)	4,880
CTC Television Station Group	53,263	(2,225)	51,038
Domashny Television Station Group	4,986	(1,513)	3,473
Peretz Television Station Group	(1,679)	(4,086)	(5,765)
CIS Group	542	(602)	(60)
Production Group	1,183	(138)	1,045
Corporate Office	(47,061)	(308)	(47,369)

Business segment results	$218,442	$(13,721)	$204,721
Eliminations and other	2,412	(15)	2,397
Consolidated results	$220,854	$(13,736)	$207,118

Twelve months ended December 31, 2011

(US$ 000’s)	OIBDA	Depreciation and amortization (exclusive of amortization of programming rights and sublicensing rights)	Operating income

CTC Network	$172,337	$(3,387)	$168,950
Domashny Network	16,417	(1,422)	14,995
Peretz Network	(81,899)	(2,918)	(84,817)
CTC Television Station Group	62,849	(2,157)	60,692
Domashny Television Station Group	3,161	(1,997)	1,164
Peretz Television Station Group	(6,447)	(4,825)	(11,272)
CIS Group	3,594	(573)	3,021
Production Group	(958)	(55)	(1,013)
Corporate Office	(31,139)	(294)	(31,433)

Business segment results	$137,915	$(17,628)	$120,287
Eliminations and other	2,419	(21)	2,398
Consolidated results	$140,334	$(17,649)	$122,685

CTC MEDIA, INC. AND SUBSIDIARIES

RECONCILIATION OF COMPARABLE-BASIS, UNAUDITED NON-GAAP FINANCIAL MEASURES TO

CORRESPONDING US GAAP FINANCIAL MEASURES (in thousands of US dollars)

Three months ended December 31, 2010

	Comparable- basis, non- GAAP total operating revenues from external customers	Agency commission fees payable to Video International in connection with Russian advertising sales (excluding commissions for regional advertising sales to local clients)	Total operating revenues from external customers (as reported)	Comparable- basis, non- GAAP total operating expenses	Agency commission fees payable to Video International in connection with Russian advertising sales (excluding commissions for regional advertising sales to local clients)	Total operating expenses (as reported)

CTC Network	$163,054	$(18,943)	$144,111	$(92,749)	$18,943	$(73,806)
Domashny Network	25,206	(2,996)	22,210	(15,911)	2,996	(12,915)
Peretz Network	20,292	(2,164)	18,128	(12,626)	2,164	(10,462)
CTC Television Station Group	31,518	(3,844)	27,674	(10,321)	3,844	(6,477)
Domashny Television Station Group	4,563	(569)	3,994	(2,985)	569	(2,416)
Peretz Television Station Group	1,452	(177)	1,275	(2,731)	177	(2,555)
CIS Group	4,758	—	4,758	(2,980)	—	(2,980)
Production Group	60	—	60	(18,192)	—	(18,192)
Corporate Office	—	—	—	(12,494)	—	(12,494)

Business segment results	$250,903	$(28,693)	$222,210	$(170,989)	$28,693	$(142,296)
Eliminations and other	111	—	111	20,751	—	20,751
Consolidated results	$251,014	$(28,693)	$222,321	$(150,238)	$28,693	$(121,545)

Continued on the next page

CTC MEDIA, INC. AND SUBSIDIARIES

RECONCILIATION OF COMPARABLE-BASIS, UNAUDITED NON-GAAP FINANCIAL MEASURES TO

CORRESPONDING US GAAP FINANCIAL MEASURES (Continued)

(in thousands of US dollars)

Twelve months ended December 31, 2010

	Comparable- basis, non- GAAP total operating revenues from external customers	Agency commission fees payable to Video International in connection with Russian advertising sales (excluding commissions for regional advertising sales to local clients)	Total operating revenues from external customers (as reported)	Comparable- basis, non- GAAP total operating expenses	Agency commission fees payable to Video International in connection with Russian advertising sales (excluding commissions for regional advertising sales to local clients)	Total operating expenses (as reported)

CTC Network	$441,021	$(52,737)	$388,284	$(262,666)	$52,737	$(209,929)
Domashny Network	74,863	(8,946)	65,917	(57,165)	8,946	(48,219)
Peretz Network	52,919	(5,785)	47,134	(48,051)	5,785	(42,266)
CTC Television Station Group	81,398	(9,687)	71,711	(32,029)	9,687	(22,342)
Domashny Television Station Group	12,032	(1,471)	10,561	(10,804)	1,471	(9,333)
Peretz Television Station Group	4,316	(507)	3,809	(10,103)	507	(9,596)
CIS Group	12,570	—	12,570	(12,650)	—	(12,650)
Production Group	841	—	841	(45,403)	—	(45,403)
Corporate Office	—	—	—	(49,329)	—	(49,329)

Business segment results	$679,960	$(79,133)	$600,827	$(528,200)	$79,133	$(449,067)
Eliminations and other	458	—	458	54,900	—	54,900
Consolidated results	$680,418	$(79,133)	$601,285	$(473,300)	$79,133	$(394,167)